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                                                                       EXHIBIT 5


                                HALE AND DORR LLP
                               COUNSELLORS AT LAW


                                WWW.HALEDORR.COM
                       60 STATE STREET * BOSTON, MA 02109
                        617-526-6000 * FAX 617-526-5000


                                                              May 8, 2000

Akamai Technologies, Inc.
500 Technology Square
Cambridge, MA 02139

     Re: Third Amended and Restated 1998 Stock Option Plan of INTERVU Inc.
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Ladies and Gentlemen:

        We have assisted in the preparation of a Registration Statement on Form S-8 (the "Registration Statement") to be filed with the Securities and Exchange Commission under the Securities Act of 1933, as amended (the "Securities Act"), relating to an aggregate of 37,104 shares of Common Stock, $.01 par value per share (the "Shares"), of Akamai Technologies, Inc., a Delaware corporation (the "Company"), issuable under the Third Amended and Restated 1998 Stock Option Plan of INTERVU Inc. (the "Plan"). The Plan was assumed pursuant to the Agreement and Plan of Merger, dated as of February 6, 2000, by and among the Company, Alii Merger Corporation, a Delaware corporation and a wholly owned subsidiary of the Company, and INTERVU Inc., a Delaware corporation.


         We have examined the Certificate of Incorporation and By-Laws of the Company, each as amended and restated to date and originals, or copies certified to our satisfaction, of all pertinent records of the meetings of the directors and stockholders of the Company, the Registration Statement and such other documents relating to the Company as we have deemed material for the purposes of this opinion.

         In our examination of the foregoing documents, we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as copies, the authenticity of the originals of such latter documents and the legal competence of all signatories to such documents.

         We assume that the appropriate action will be taken, prior to the offer and sale of the Shares in accordance with the Plan, to register and qualify the Shares for sale under all applicable state securities or "blue sky" laws.

         We express no opinion herein as to the laws of any state or jurisdiction other than the state laws of the Commonwealth of Massachusetts, the Delaware General Corporation Law statute and the federal laws of the United States of America.

         Based upon and subject to the foregoing, we are of the opinion that the Shares have been duly authorized for issuance and, when the Shares are issued and paid for in accordance with the terms and conditions of the Plan, the Shares will be validly issued, fully paid and nonassessable.

         It is understood that this opinion is to be used only in connection with the offer and sale of the Shares while the Registration Statement is in effect.


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Akamai Technologies, Inc.
May 8, 2000
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         Please note that we are opining only as to the matters expressly set forth herein, and no opinion should be inferred as to any other matters.

         We hereby consent to the filing of this opinion with the Commission as an exhibit to the Registration Statement in accordance with the requirements of
Item 601(b)(5) of Regulation S-K under the Securities Act. In giving such consent, we do not hereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission.




                                             Very truly yours,




                                             /s/ Hale and Dorr LLP


                                             HALE AND DORR LLP